Exhibit 99.2

Under Armour: First Quarter 2010 Earnings Call, April 27, 2010 (Brad Dickerson)

Thanks, David. With Kevin and David having taken you through some highlights and strategies for our business, I would now like to spend some time on our first quarter financial results.

Our net revenues for the first quarter of 2010 increased 15% to $229 million. This strong growth was largely driven by apparel, which was up 31% to $173 million with growth across the Men’s, Women’s and Youth apparel businesses. Direct-to-Consumer, representing approximately 18% of net revenues for the quarter, was up 73%, driven by our Factory House stores and web business. International net revenues increased approximately $6 million to $14 million in the first quarter and represented approximately 6% of revenues. Accessories and licensing revenues also experienced strong growth in the first quarter and increased 30% and 25%, respectively. Footwear net revenues were down approximately $14 million to $43 million in the first quarter. We previously indicated Running and Training footwear revenues were expected to decline in 2010 compared with 2009.

First quarter gross margins were 46.9% compared with 44.6% in the prior year’s quarter. There were several puts and takes impacting gross margin:

•	First, apparel gross margins were up during the quarter due to a favorable product mix as well as improved costing, accounting for an approximate 130 basis point increase

•	Second, gross margins benefited from the strong rate of growth in our higher margin Direct-to-Consumer business, accounting for an approximate 90 basis increase

•	Third, decreased returns and reserves accounted for an approximate 85 basis point increase

•	These items were partially offset by lower gross margins in our footwear business year-over-year which accounted for an approximate 75 basis point decrease

Selling, general and administrative expenses as a percentage of net revenues increased to 41.0% in the first quarter of 2010 compared with 40.6% in the prior year’s period. Let me take you through the components of SG&A.

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As a percentage of net revenues, Marketing declined to approximately 13.6% of net revenues in the first quarter compared with 16.8% in the prior year as we anniversaried the Brand campaign that supported the introduction of our running footwear in the first quarter of 2009

•	Second, Selling costs increased to 8.6% of net revenues from 7.4% in the prior year primarily associated with the continued expansion of our Factory House stores

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Third, Product Innovation and Supply Chain costs represented 9.6% of net revenues in the first quarter compared with 8.0% in the prior year as we made increased investments in personnel associated with the design and sourcing of our expanding apparel, accessory and footwear lines

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Finally, Corporate Services increased to 9.2% of net revenues compared to 8.4% in the same period of the prior year as we invested in additional corporate personnel and facility expenses to support our growth

Operating income during the first quarter increased 72% to $14 million compared with $8 million in the prior year. Operating margin was 6% compared with 4% in the prior-year quarter.

Our effective income tax rate in the first quarter was 42.0% compared with 43.8% in the first quarter of 2009 primarily due to decreased losses in our foreign subsidiaries. Based on continued tax planning strategies, we continue to expect our effective tax rate in 2010 to improve approximately 50 basis points from the 2009 rate of 43.2%.

Our resulting net income in the first quarter rose 81% to $7 million compared with $4 million in the prior year period. First quarter diluted earnings per share increased 75% to $0.14 compared with $0.08 in the prior year.

It is important to note that certain costs have been reclassified within our income statement. We believe these reclassifications more closely align with the way we manage our business and will allow us to gain better visibility as we move forward. Please refer to the tables in our first quarter 2010 earnings release for further details.

Now let’s spend a few minutes on the balance sheet. Total cash and cash equivalents at quarter-end increased 153% to $166 million compared with $66 million at March 31, 2009. Cash, net of debt, increased $101 million at quarter-end to $148 million compared with $47 million at March 31, 2009. We currently have no borrowings outstanding on our $200 million credit facility.

Inventory at quarter-end decreased 10% year-over-year to $148 million compared to $164 million at March 31, 2009. This improvement in inventory efficiency year-over-year was driven by increased demand for our product and an improved focus on the management of excess inventory through liquidation sales to third parties. We are pleased with our inventory improvements to date. However, as we look ahead, we will concentrate on improving our service levels within the wholesale channel in order to better meet consumer demand while also increasing our safety stock in key core programs. We expect this will result in a year-over-year increase in our inventory balance beginning with the second quarter.

Our investment in capital expenditures in the first quarter was approximately $9 million. We continue to anticipate capital expenditures in 2010 to be in the range of $35-$40 million.

Now moving onto our outlook for the remainder of 2010. Previously, we provided an outlook of 2010 net revenues growth in the range of $945 to $960 million, an increase of 10% to 12% over 2009 and 2010 diluted earnings per share to grow in line with net revenue growth. Kevin and David have highlighted our first quarter apparel strength in both the wholesale and Direct-to-Consumer channels which we believe will continue to drive our business throughout 2010. Based on these results and our improved visibility to the full year, we are raising our outlook. We now expect 2010 annual net revenues in the range of $965 to $985 million, an increase of 13% to 15% over 2009. We also expect 2010 diluted earnings per share for the full year in the range of $1.05 to $1.07, an increase of 14% to 16% over 2009.

Driven by a product mix shift towards apparel combined with continued anticipated growth in higher-margin Direct-to-Consumer sales, we continue to believe gross margins will improve year-over-year in each of the remaining three quarters of 2010.

We are building a growth platform with large, scalable businesses to drive accelerated, profitable growth in future years. This requires a balance between investments that will benefit us in the near-term and investments that will generate a payoff in a longer time horizon. The investments we have made and continue to make in our Direct-to-Consumer and apparel businesses are driving the strong results you see today. In addition, we continue to invest in strategic longer-term initiatives to help drive significant incremental revenues in new geographies and categories such as footwear and accessories. As a result, we continue to believe our SG&A growth rate will exceed our top line growth in 2010, with the largest impact on a percentage basis occurring in the second and third quarters. Specifically:

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In the Selling cost area, we will continue to invest in Direct to Consumer, specifically around the continued expansion of our Factory House stores and web business, as we aim to reach more consumers. As David stated earlier, we now anticipate opening a total of 16 to 18 new Factory House stores in 2010. It is important to note the retail business model is different from our traditional wholesale model. Retail delivers higher gross margins but also requires higher SG&A investments.

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The second area of our investment focus will be on Product Innovation and Supply Chain. We will continue to invest in the talent that will bring to market our growing apparel, footwear and accessories lines in 2010, 2011 and beyond. Increasing the depth of our design and development talent is critical as we expand our offering of non-compression apparel to drive market share gains in the active use apparel category. Footwear remains an enormous opportunity, and we have achieved early success in football and baseball cleats. We will continue to invest in building the team that can achieve that same success in non-cleated categories such as running, training and basketball. Beginning in 2011, we will be developing, designing, and selling headwear and bags in-house. Currently, this is a licensed business. We have been building the accessories team in anticipation of this transition. This strategy will allow us to integrate stories across apparel, footwear and accessories, continue to drive innovation in the accessories line, and leverage our operational capabilities and infrastructure to service this business.

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Beyond these strategic investments in the Selling and Product Innovation and Supply Chain areas, investments in Corporate Services will increase as we support the needs of a growing business. This includes personnel, IT infrastructure and facilities.

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Finally, in 2010, marketing investment is expected to remain in the range of 12% to 13% of net revenues. Based on the timing of certain key initiatives, we expect marketing as a percentage of net revenues to be the highest in the second and third quarters.

Moving on to the potential impact of foreign currency on our results. During the first quarter of 2010, we recognized a foreign currency loss of $690 thousand. Our hedging strategy allows us to limit our exposure to foreign currency exchange fluctuations. With that said, there is no perfect hedge, and risk remains that with future foreign currency fluctuations we could have positive or negative foreign currency impact during the remainder of the year.

We are pleased with our results during the first quarter of 2010; however, we have many opportunities to improve operating efficiency and this will be the focal point for our business as we strive to achieve our long-term targets in 2010 and beyond.

Forward Looking Statements

Some of the statements contained in this script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; our ability to obtain the financing required to grow our business, particularly when credit and capital markets are unstable or tighten; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; changes in consumer preferences or the reduction in demand for performance apparel, footwear and other products; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and maintain the services of our senior management and key employees. The forward-looking statements contained in this script reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.